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                                                                 EXHIBIT 21.1

                     Subsidiaries of AppNet Systems, Inc.

AppNet Commerce Services, Inc., a Delaware corporation

AppNet of Michigan, Inc., a Delaware corporation

AppNet of Maryland, Inc., a Delaware corporation

Software Services Corporation, a Michigan corporation

New Media Publishing, Inc., a Delaware corporation

Century Computing, Incorporated, a Delaware corporation

Research & Planning, Inc., a Massachusetts corporation

The Kodiak Group, Inc., a Massachusetts corporation

i33 communications corp., a New York corporation

Sigma 6, Inc., a Michigan corporation

Salzinger & Company, Inc., a Virginia corporation

Internet Outfitters, Inc., a California corporation

Transform Acquisition Corp., a Delaware corporation